Exhibit 99.1

Natural Alternatives International, Inc.

Announces Annual Loss of $5.3 Million and Fourth Quarter Loss of

$6.6 Million Including $7.0 Million Non-Cash Goodwill Impairment Charge

SAN MARCOS, CALIF, October 15, 2007 /PRNewswire/ —Natural Alternatives International, Inc. (“NAI”) (Nasdaq-GM: NAII), a leading formulator, manufacturer and marketer of customized nutritional supplements, today announced a net loss of $5.3 million or $0.77 per share for fiscal year 2007 on revenues of $97.1 million and a fourth quarter net loss of $6.6 million or $0.96 per share on revenues of $24.1 million. Included in the fourth quarter and full year results is a non-cash goodwill impairment charge of $7.0 million.

For the fiscal year ended June 30, 2007, revenues decreased 2.5% to $97.1 million from $99.6 million in the prior year. The net loss in fiscal 2007 was $5.3 million or $0.77 per share compared to a profit of $2.7 million or $0.39 per fully diluted share in fiscal 2006. The decline in net income and resulting net loss was primarily attributable to a $7.0 million non-cash goodwill impairment charge recorded in the fourth quarter.

For the fourth quarter of fiscal 2007 revenues decreased 29.8% to $24.1 million from $34.4 million in the prior year. The decrease in revenues for the fourth quarter and fiscal 2007 was primarily due to significant initial shipments in our fiscal 2006 fourth quarter of a single product to one of our new customers. Shipments to our new customer continued in fiscal 2007 at a lower volume. The net loss in the fourth quarter of fiscal 2007 was $6.6 million or $0.96 per share compared to a profit of $1.2 million or $0.16 per fully diluted share in the prior year. The reduction in net income and resulting net loss was primarily attributable to the $7.0 million non-cash goodwill impairment charge and lower revenues.

As of June 30, 2007, NAI had cash and working capital of $4.9 million and $16.2 million, respectively, compared to $2.2 million and $13.2 million, respectively, in the prior year. As of June 30, 2007, we had $7.5 million available under our working capital line of credit and no outstanding borrowings under the credit line.

President Randell Weaver stated, “While not pleased with the goodwill impairment charge related to our branded products business, we believe our position in the market will provide many opportunities for growth. In our contract manufacturing business, we are exploring international opportunities for delivery of products into Australia, New Zealand, Malaysia and other Asian countries by potential, new U.S. contract manufacturing customers. We plan to continue building our branded products business and expanding on the progress we have made. We are exploring new options for distribution and working to extend our reach in the retail market.”

CEO Mark LeDoux added, “We believe our balance sheet is strong and positions us well for future growth. We have invested heavily in our business and our facilities and intend to continue our efforts to maintain world-class standards of excellence, building solid and enduring partnerships, and enriching the world through the best of nutrition.”

NAI, headquartered in San Marcos, California, is a leading formulator, manufacturer and marketer of nutritional supplements and provides strategic partnering services to its customers. Our comprehensive partnership approach offers a wide range of innovative nutritional products and services to our clients including: scientific research, clinical studies, proprietary ingredients, customer-specific nutritional product formulation, product testing and evaluation, marketing management and support, packaging and delivery system design, regulatory review and international product registration assistance. For more information about NAI, please see our website at www.nai-online.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that are not historical facts and information. These statements represent our intentions, expectations and beliefs concerning future events, including, among other things, our expectations and beliefs with respect to our competitive positioning and our future growth and financial and operating results, including the amount of our future revenue and profits, our ability to implement our strategic plans, to grow our contract manufacturing business, to enter new markets, to expand and successfully market our branded products and extend our distribution channels, and to develop, maintain or increase sales to new and existing customers. We wish to caution readers these statements involve risks and uncertainties that could cause actual results and outcomes for future periods to differ materially from any forward-looking statement or views expressed herein. NAI’s financial performance and the forward-looking statements contained herein are further qualified by other risks including those set forth from time to time in the documents filed by us with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

SOURCE – Natural Alternatives International, Inc.

CONTACT – Randy L. Weaver, President, Natural Alternatives International, Inc.,

760-736-7700 or investor@nai-online.com.

NATURAL ALTERNATIVES INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30, 2007	June 30, 2006
ASSETS
Cash and cash equivalents	$4,876	$2,157
Accounts receivable, net	5,264	12,839
Inventories, net	14,099	17,054
Deferred income taxes	1,441	1,059
Other current assets	2,204	1,916

Total current assets	27,884	35,025
Property and equipment, net	15,059	15,943
Goodwill and purchased intangibles, net	4,268	11,303
Other assets, net	169	182

Total Assets	$47,380	$62,453

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$11,668	$21,853
Long-term debt, less current portion	2,756	4,596
Deferred income taxes	1,620	1,260
Deferred rent	1,238	1,262
Long-term pension liability	76	191

Total Liabilities	17,358	29,162

Stockholders’ Equity	30,022	33,291

Total Liabilities and Stockholders’ Equity	$47,380	$62,453

NATURAL ALTERNATIVES INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three months ended June 30,		Year ended June 30,
	2007	2006	2007	2006
NET SALES	$24,127	$34,380	$97,128	$99,612
Cost of goods sold	19,455	26,808	75,842	78,364

Gross profit	4,672	7,572	21,286	21,248
Selling, general & administrative expenses	4,747	5,622	18,968	16,630
Non-cash goodwill impairment charge	7,037	—	7,037	—

INCOME (LOSS) FROM OPERATIONS	(7,112)	1,950	(4,719)	4,618
Other income (expense), net	19	(217)	(447)	(507)

INCOME (LOSS) BEFORE INCOME TAXES	(7,093)	1,733	(5,166)	4,111
Provision for (benefit from) income taxes	(498)	557	119	1,441

NET INCOME (LOSS)	$(6,595)	$1,176	$(5,285)	$2,670

NET INCOME (LOSS) PER COMMON SHARE:
Basic	$(0.96)	$0.18	$(0.77)	$0.42

Diluted	$(0.96)	$0.16	$(0.77)	$0.39

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic shares	6,898,101	6,589,308	6,836,018	6,340,110

Diluted shares	6,898,101	7,168,908	6,836,018	6,775,661